Exhibit 10.1

January 4, 2019

Alexey Margolin, Ph.D.

Re:	Transition Agreement

Dear Alexey:

This letter follows our recent discussions about your employment as Chief Executive Officer of Allena Pharmaceuticals, Inc. (the “Company”). As you know, you have informed the Company of your decision to resign your employment with the Company, and the Company has accepted your resignation. The Company sincerely appreciates your contributions and looks forward to continuing to work with you in your new capacity as Chairman of the Company’s Board of Directors (the “Board”). This letter agreement (the “Agreement”) confirms the terms related to the ending of your employment and your transition to serving as Chairman of the Board. With those understandings, you and the Company agree as follows:

1.

Resignation from Employment. Your employment with the Company will end on February 1, 2019 (the “Date of Termination”). The ending of your employment is a termination by you other than for “Good Reason” under Section 3(e) of the Employment Agreement entered into by you and the Company dated as of October 18, 2017 (the “Employment Agreement”). You and the Company waive any requirements of a “Notice of Termination” pursuant to Section 3(f) of the Employment Agreement. Pursuant to Section 3(h) of the Employment Agreement, the termination of your employment with the Company shall automatically be deemed a resignation by you of any other position held by you with the Company or any affiliate of the Company. For the avoidance of doubt, and notwithstanding the foregoing, your service as Chairman of the Board shall not be subject to the preceding sentence.

2.

Accrued Obligations. Consistent with Section 4(a) of the Employment Agreement, the Company will pay you (i) any earned but unpaid base salary through the Date of Termination, (ii) any earned but unpaid expense reimbursements, and (iii) any accrued but unused vacation days on or before the time required by law but in no event more than 30 days after the Date of Termination. The Company will also pay you any earned 2018 incentive compensation, in accordance with Section 2(b) of the Employment Agreement. By signing below, you acknowledge and agree that you are not entitled now, nor will you be entitled at any time in the future, to any payments or benefits pursuant to Section 4(b) or Section 5(a) of the Employment Agreement.

3.

Appointment and Compensation as Chairman. If you enter into this Agreement, the Board shall appoint you as Chairman of the Board effective February 1, 2019, and approve a compensation package for your service as Chairman of the Board. Such compensation package shall include (i) for calendar year 2019 a cash retainer and equity compensation consistent with the Company’s non-employee director compensation policy as currently in effect, with such equity to be granted at the time of the Company’s 2019 annual meeting, and (ii) an additional cash retainer for your service as Chairman, which for 2019 shall be in the amount of $80,000, and for each year thereafter shall be determined by the Board consistent with the Company’s peer market companies, payable on terms consistent with the Company’s non-employee director compensation policy.

4.

Treatment of Outstanding Options. Subject to your continued service on the Board (or such other service relationship permitted under the Company’s 2011 Stock Incentive Plan or 2017 Stock Option and Incentive Plan, as applicable), your outstanding stock options shall continue to vest, including without limitation those explicitly referenced in the Employment Agreement. In the event of a Change in Control (as defined in the Employment Agreement), or in the event you are removed or not re-nominated and re-elected to the Board following the completion of your current term (currently expected to expire at the annual meeting of stockholders to be held in 2021), then all your outstanding stock options, including without limitation those explicitly referenced in the Employment Agreement, shall immediately accelerate and become fully exercisable, effective as of the Change in Control or such annual meeting of stockholders, as applicable.

5.

Release of Claims. In consideration for, among other terms, the Chairman compensation package described in Section 3, to which you acknowledge you would otherwise not be entitled, you voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims: relating to your employment by and termination of employment with the Company; of wrongful discharge or violation of public policy; of breach of contract; of defamation or other torts; of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of discrimination or retaliation under the Age Discrimination in Employment Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, or Chapter 151B of the Massachusetts General Laws); under any other federal or state statute (including, without limitation, the Fair Labor Standards Act); for wages, bonuses, incentive compensation, commissions, stock, stock options, vacation pay or any other compensation or benefits, either under the Massachusetts Wage Act, M.G.L. c. 149, §§148-150C, or otherwise; and for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees; provided, however, this release shall not release your rights under this Agreement. You agree not to accept damages of any nature, other equitable or legal remedies for your own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Agreement. As a material inducement to the Company to enter into this Agreement, you represent that you have not assigned any Claim to any third party.

6.

Protected Disclosures. Nothing contained in this Agreement limits your ability to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”). In addition, nothing contained in this Agreement limits your ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, nor does anything contained in this Agreement apply to truthful testimony in litigation. If you file any charge or complaint with any Government Agency and if the Government Agency pursues any claim on your behalf, or if any other third party pursues any claim on your behalf, you waive any right to monetary or other individualized relief (either individually or as part of any collective or class action); provided that nothing in this Agreement limits any right you may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission.

7.	Absence of Reliance. In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company.

8.

Waiver; Amendment. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.

9.

Governing Law; Interpretation. This Agreement shall be interpreted and enforced under the laws of the Commonwealth of Massachusetts, without regard to conflict of law principles. In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Agreement.

10.

Time for Consideration; Effective Date. You acknowledge that you have had an adequate opportunity to consider this Agreement and that you have knowingly and voluntarily entered into this Agreement. To accept this Agreement, you must return a signed, unmodified original or PDF copy of this Agreement so that it is received by the undersigned no later than ten (10) days after the date of this letter. This Agreement shall become effective on the date when it becomes fully executed (the “Effective Date”).

11.

Counterparts. This Agreement may be executed in separate counterparts. When both counterparts are signed, they shall be treated together as one and the same document. PDF copies of signed counterparts shall be equally effective as originals.

[Signature page follows.]

Please indicate your agreement to the terms of this Agreement by signing and returning to the undersigned the original or a PDF copy of this letter within the time period set forth above.

Sincerely,

ALLENA PHARMACEUTICAL, INC.

By:	/s/ Gino Santini	January 4, 2019
Name: Gino Santini		Date
Title: Director

This is a legal document. Your signature will commit you to its terms. By signing below, you acknowledge that you have carefully read and fully understand all of the provisions of this Agreement and that you are knowingly and voluntarily entering into this Agreement.

/s/ Alexey Margolin, Ph.D.	January 4, 2019
Alexey Margolin, Ph.D.	Date

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